Exhibit 99(c)


                                   AMENDMENT
                            TO HEILIG-MEYERS COMPANY
                             1994 STOCK OPTION PLAN


         AMENDMENT, dated as of December 18, 1996 to the Heilig- Meyers Company 1994 Stock Option Plan, by Heilig-Meyers Company (the "Company").

         The Company maintains the Heilig-Meyers Company 1994 Stock Option Plan, effective as of February 8, 1994 (the "Plan"), as amended. The Company now wishes to further amend the Plan to make certain changes outlined below:

         NOW THEREFORE, the Plan is amended as follows:

I.       The first sentence of Section 2(s) shall be amended to read as follows:

                  (s) "Rule 16a-12" and "Rule 16b-3" mean Rule 16a-12 and Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

II.      Section 2(w) shall be deleted.

III. In the last sentence of Section 4, the phrase ", if permissible under Rule 16b-3," shall be deleted.

IV.      Subsection 8(a)(i) shall be amended to read as follows:

                  (i) deliver shares of already owned Company Stock held for at least six (6) months or cause to be withheld from the Option shares of Company stock (in either case valued at their Fair Market Value on the date of exercise) in satisfaction of all or any part of the exercise price,"

V. In Subsection 8(c)(i), after the words "already owned Company Stock" shall be added the words "held for at least six (6) months".

VI.      Section 9 is amended in its entirety to read as follows:

         9. Transferability of Options and Stock Appreciation Rights. Nonstatutory Stock Options and Stock Appreciation Rights shall be transferable if and to the extent provided in the Participant's stock option agreement. The Committee may in its discretion provide in a stock option agreement (or amend an existing agreement to provide) that Nonstatutory Stock Options and Stock Appreciation Rights covered by the agreement are transferable by the Participant by will, by the laws of descent and distribution, and during the Participant's lifetime to the Participant's spouse, children, stepchildren, and grandchildren, including relationships arising from legal adoption ("Immediate Family Members") or to trusts or partnerships established for the exclusive benefit of the Participant's Immediate Family Members. A stock option agreement providing for INTER VIVOS transfer shall also provide that INTER VIVOS transferees may not subsequently transfer the Options or Stock Appreciation Rights except to the Participant's Immediate Family Members and to family entities within the Participant's original transferee universe, and that the Options and Stock Appreciation Rights shall continue to be subject to all the terms and conditions applicable prior to the transfer. The Participant will be deemed to receive compensation income and will remain subject to withholding taxes upon exercise of an Option or Stock Appreciation Right by any transferee.

VII. The introductory paragraph of Section 13 is amended in its entirety to read as follows:

         13. Administration of the Plan. The Plan shall be administered by a committee (the "Committee"), which shall be appointed by the Board of Directors and structured to meet the requirements of Rule 16b-3 and of ss. 162(m) of the Code. The Committee shall be the Compensation Committee of the Board, unless the Board shall appoint another committee (or subcommittee) to administer the Plan, in which case that other committee (or subcommittee) shall be the Committee for the purposes of this Plan. If and to the extent required by Rule 16b-3, all members of the Committee shall be "Non-Employee Directors" as that term is defined in Rule 16b-3. If any member fails to qualify as a "Non-Employee Director" (to the extent required by Rule 16b-3), such person shall immediately cease to be a member of the Committee and shall not take part in future Committee deliberations. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

VIII. The phrase set forth in Section 13(a)(xii) shall be deleted, and the numerals "(xiii)" and "(xiv)" in

                  Section 13(a) shall be changed to "(xii)" and "(xiii)", respectively.

IX.      In all respects not amended, the Plan is hereby ratified and confirmed.

                                  * * * * * *

         To record the adoption of this Amendment, as set forth above, the Company has caused this document to be signed on this 9th day of January, 1997.



                                                   HEILIG-MEYERS COMPANY


                                                   By: /s/ William C. DeRusha
                                                       ----------------------
                                                       William C. DeRusha